(212) 318-6596
josephopich@paulhastings.com


March __, 2003                                             37271.00001


Excelsior Buyout Investors, LLC
225 High Ridge Road
Stamford, CT 06905

Re:  Excelsior Buyout Investors, LLC

Dear Sirs:

You have asked for our opinions regarding the classification of Excelsior Buyout Investors, LLC (the "Fund") as a partnership for federal income tax purposes and whether the Fund will be treated as a "publicly-traded partnership" within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), in which event such entity would be required under the Code to be treated as a corporation.

In connection therewith and in rendering the opinions set forth herein we have examined the following documents:

1. The Limited Liability Company Operating Agreement of the Fund dated as of March __, 2003 (the "Operating Agreement").

2. The Certificate of Formation of Limited Liability Company of the Fund (the "LLC Certificate") filed in the office of the Secretary of State of the State of Delaware, Dover, Delaware 19901 on January 7, 2003 and the Amendment to the Certificate of Formation filed in the office of the Secretary of State of the State of Delaware, Dover, Delaware 19901 on February 7, 2003.

3. A Certificate furnished by Excelsior Buyout Management, LLC, a Delaware limited liability company and affiliate of U.S. Trust Company, a Connecticut state-chartered bank and trust company, the managing member of the Fund ("the Managing Member"), stating that no election has or will be made by or on behalf of the Fund pursuant to Treasury Regulation Section 301.7701-3 to classify the Fund as an association taxable as a corporation.

4. Certain other documents, of or relating to the formation and organization of the Fund, some of which are described or referred to in the foregoing documents, which we deemed necessary in order to issue the opinions set forth below. Unless otherwise defined, all capitalized terms used in this opinion shall have the meanings given to such terms in the Operating Agreement. We have assumed the authenticity of all original documents, the accuracy of the copies, the genuineness of signatures and the capacity of each party executing a document to do so.


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Excelsior Buyout Investors, LLC
March __, 2003
Page 2


The opinions expressed below are based solely upon the documents set forth above, and the following representations which the Managing Member has made to us:

1. The Fund has been formed under the provisions of the Limited Liability Company Act in effect at the time of formation in the State of Delaware;

2. Each of the documents set forth above will be duly authorized, executed and delivered by the party or parties thereto;

3. Since the formation of the Fund to the date hereof, there have been no transfers of any interests in the Fund. The Board of Managers and the Managing Member are aware of the limitation on transfers of interests to less than two percent (2%) of the interests in the Fund and shall not consent to any proposed transfer without first reviewing an opinion issued by qualified tax counsel that such transfer will not jeopardize the non-publicly traded status of the Fund under Code Section 7704 and the U.S. Treasury Regulations promulgated thereunder, and shall not admit to membership in the Fund any purported transferee of an interest in the Fund without such opinion.

We have examined such matters of law as we have deemed necessary or appropriate for the purposes of this opinion letter. We note that our opinions are based on the provisions of the Code, the regulations of the U.S. Treasury Department promulgated thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service") and the judicial interpretations thereof currently in effect. Any change in applicable law, or in the representations on which we have relied, may affect the continuing validity of these opinions. Therefore, these opinions are rendered only as of the date hereof and we undertake no duty or obligation to update or supplement them. In addition, Federal income tax laws are subject to change and varied interpretations. Accordingly, there can be no assurance that the Service would not assert positions in conflict with the opinions expressed herein, which might ultimately be sustained by the courts.

Based on the accuracy and validity of the representations made and the certifications provided to us, it is our opinion that under existing federal tax law (1) the Fund will be treated as a partnership for federal income tax purposes, and (2) the Fund will not be treated as a "publicly-traded" partnership as defined in Code Section 7704.

For federal income tax purposes, Treasury Regulation Section 301.7701-3 (effective as of January 1, 1997) generally provides that a U.S. business entity other than a corporation, an incorporated entity, an association, a body politic, a joint-stock company, a joint-stock association, an insurance company, a bank, a business entity wholly-owned by a State or any political subdivision thereof, or a business entity that is taxable as a corporation under a provision of the Code other than Code Section 7701(a)(3) (an "eligible entity"), will be


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Excelsior Buyout Investors, LLC
March __, 2003
Page 3


classified as a "partnership" if it has two or more members, unless the entity elects to be classified as an association taxable as a corporation.

The Managing Member has furnished us with a written certificate that states that the Managing Member has not and will not cause the Fund to elect to be classified as an association taxable as a corporation. Furthermore, Section 3.5 of the Operating Agreement prohibits any Member from holding himself or itself out as a Managing Member or having any power to sign for or to bind the Fund. This provision should prevent any Member other than the Managing Member from validly filing such an election. Accordingly, it is our opinion that, as long as
(i) no such valid election is filed, (ii) there is no change in the current applicable law and (iii) the Fund does not alter its entity status for tax purposes, the Fund will be treated as a partnership for federal income tax purposes.

Code Section 7704(a) provides that a "publicly traded partnership" shall be treated as a corporation for tax purposes. Code Section 7704(b) provides that a publicly traded partnership means, with certain exceptions, any partnership if:

1. interests in such partnership are traded on an established securities market, or

2. interests in such partnership are readily tradable in a secondary market (or the substantial equivalent thereof).

Under Section 1.7704-1(h) of the Regulations, interests in a partnership will not be considered readily tradable on a secondary market (or the substantial equivalent thereof) if: (i) all interests in such partnership were issued in a transaction (or transactions) that was not registered under the Securities Act of 1933 (the "1933 Act") and (ii) the partnership does not have more than 100 partners, at any time during the taxable year of the partnership. For purposes of determining the number of partners, each person indirectly owning an interest through a partnership, a grantor trust, or an S corporation shall be treated as a partner if (i) substantially all the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's direct or indirect interest in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100 partner limitation.

In addition, Section 1.7704-1(j) of the Regulations provides that interests in a partnership will not be considered readily tradable on a secondary market (or the substantial equivalent thereof) if the sum of the percentage interests in the capital or profits of the partnership transferred during the taxable year (with the exception of certain transfers not involving trading, transfers to related parties or pursuant to the disposition of an estate, block transfers and transfers through a "qualified matching service") does not exceed two (2) percent of the total of such interests.


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Excelsior Buyout Investors, LLC
March __, 2003
Page 4


The Fund has been registered under the 1933 Act. Therefore, it will not be eligible for the safe harbor from public trading set forth in Regulations
Section 1.7704-1(h)(1)(i), which requires that the interests in the Fund were not issued in a transaction that was required to be registered under the 1933 Act. Section 11.5 of the Operating Agreement requires the Board of Managers to withhold its consent to any transfer that is not accompanied by a written opinion of counsel reasonably satisfactory to the Board of Managers that the proposed transfer will not result in the Fund being classified as an association taxable as a corporation or as a publicly-traded partnership within the meaning of sections 469 or 7704 of the Code. Additionally, the Board of Managers has the authority to withhold consent from any proposed transfer in its sole and absolute discretion. The Board of Managers has provided us with a certificate stating that it will strictly comply with Section 11.5 and will refuse to grant consent to any transfer or admit any purported transferee as a new Member without such opinion of counsel.

Accordingly, based on the continuing accuracy of the representations, and certifications referred to herein, it is our opinion that the Fund will not be treated as a "publicly traded partnership" within the meaning of Code Section 7704.

This opinion is rendered solely with respect to the specific issues of federal income taxation referred to in the preceding paragraph, and no opinion is expressed with respect to any other issue or question of applicable law. We have not been requested to render our opinion with respect to any other tax consequences of the transactions described herein and no inferences should be drawn on any such matters, including the treatment of the Fund under state, local or any foreign laws. This opinion represents only our best legal judgment and has no binding effect or official status of any kind with the Service, the courts, or any other governmental agency or entity. Moreover, no private letter ruling was requested from the Service with regard to any of the matters discussed in this opinion. Therefore, the Service or the courts may disagree with our conclusions. We undertake no obligation to update this opinion unless requested to do so. This opinion is intended only for the addressee of this letter; no other person may rely on or refer to this opinion or this letter without our express written consent.

Very truly yours,




PAUL, HASTINGS, JANOFSKY & WALKER LLP